As filed with the Securities and Exchange Commission on March 14, 2006
                                                              File No. ___-_____
================================================================================

                                                SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C.

                                                             FORM S-1
                                      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                                  PHL VARIABLE INSURANCE COMPANY
                                      -------------------------------------------------------
                                      (Exact name of registrant as specified in its charter)

           CONNECTICUT                                                                      06-1045829
---------------------------------          ------------------------------           --------------------------
 (State or other jurisdiction of            (Primary Standard Industrial                  (IRS Employer
 incorporation or organization)             Classification Code Number)               Identification Number)

                                                         ONE AMERICAN ROW
                                                        HARTFORD, CT 06102
                                                          (800) 447-4312
                                      -------------------------------------------------------
                                        (Address, including zip code, and telephone number,
                                 including area code, of registrant's principal executive offices)

                                                        JOHN H. BEERS, ESQ.
                                                  PHL VARIABLE INSURANCE COMPANY
                                                         ONE AMERICAN ROW
                                                      HARTFORD, CT 06102-5056
                                                          (860) 403-5050
                                      -------------------------------------------------------
                                     (Name, address, including zip code, and telephone number,
                                            including area code, of agent for service)


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                                        CALCULATION OF REGISTRATION FEE
--------------------------------- ----------------------- ----------------------- ----------------------- -----------------------
                                                             Proposed maximum        Proposed maximum
    Title of each class of             Amount to be         offering price per      aggregate offering          Amount of
  securities to be registered           registered                 unit                   price              registration fee
--------------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Phoenix Foundations Equity Index            *                        *                 $200,000,000              $21,400
Annuity Contracts
--------------------------------- ----------------------- ----------------------- ----------------------- -----------------------

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

================================================================================
                    PHOENIX FOUNDATIONS EQUITY INDEX ANNUITY
================================================================================




           ISSUED BY: PHL VARIABLE INSURANCE COMPANY ("PHL VARIABLE") (A WHOLLY OWNED SUBSIDIARY OF PHOENIX LIFE INSURANCE COMPANY)




PROSPECTUS                                                         APRIL__, 2006



    PHL Variable is offering the Phoenix Foundations Equity Index Annuity, a group and individual single premium deferred equity indexed modified guaranteed annuity contract ("contract"). This prospectus provides important information that a prospective investor should know before investing. This prospectus should be kept for future reference.

    Contracts are available through Phoenix Equity Planning Corporation ("PEPCO"), the principal underwriter for the contracts.




IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT:        [envelope]  PHL VARIABLE INSURANCE COMPANY
                                                              Annuity Operations Division
                                                              PO Box 8027
                                                              Boston, MA 02266-8027
                                                  [telephone] TEL. 800/541-0171




    Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

    Best efforts offering. PEPCO is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.

    The contract is not a deposit or obligation of, underwritten or guaranteed by, any financial institution, credit union or affiliate. It is not federally insured by the Federal Deposit Insurance Corporation or any other state or federal agency. Contract investments are subject to risk, including possible loss of principal if surrendered early.

    It may not be in your best interest to purchase a contract to replace an existing annuity contract or life insurance policy. You must understand the basic features of the proposed contract and your existing coverage before you decide to replace your present coverage. You must also know if the replacement will result in any tax liability. The contract may not be available in all states.

                                TABLE OF CONTENTS
Heading                                                    Page
------------------------------------------------------------------
GLOSSARY..................................................    3
CONTRACT SNAPSHOT ........................................    4
THE ACCUMULATION PERIOD...................................    5
   Contract Value ........................................    5
   Premium ...............................................    5
   Premium Allocation.....................................    5
   Reallocation of Contract Value ........................    5
CONTRACT FEATURES ........................................    5
   Death Benefit .........................................    5
     Before Maturity Date.................................    5
     After Maturity Date..................................    5
   Fixed Account and Interest Rates.......................    6
   Indexed Accounts and Index Credit......................    6
     Indexed Account A....................................    6
     Indexed Account B....................................    6
     Indexed Account C....................................    7
   Nursing Home Waiver....................................    7
   Terminal Illness Waiver................................    7
   Withdrawals and Surrenders.............................    7
CHARGES...................................................    7
   Market Value Adjustment................................    7
   Surrender Charges......................................    8
   Tax....................................................    8
THE ANNUITY PERIOD........................................    8
   Annuity Payments.......................................    8
   Annuity Payment Options................................    9
MISCELLANEOUS PROVISIONS..................................   10
   Amendments to Contracts ...............................   10
   Assignment.............................................   10
   Free Look Period.......................................   10
   Ownership of the Contract..............................   10
   Payment Deferral.......................................   10
   Termination............................................   10
TAXES.....................................................   10
   Introduction...........................................   10
   Company Income Tax Status..............................   11
   Taxation of Annuities in General--Nonqualified Plans...   11
   Additional Considerations..............................   11
   Diversification Standards..............................   12
   Taxation of Annuities in General--Qualified Plans......   13
MORE INFORMATION..........................................   16
   PHL Variable and the Separate Account..................   17
   Legal Matters..........................................   18
   Distributor............................................   18
   Annual Reports and Other Documents.....................   18
   Annual Statements......................................   18
APPENDIX A--DEDUCTIONS FOR TAXES..........................  A-1

GLOSSARY
--------------------------------------------------------------------------------
    The following is a list of terms and their meanings when used throughout this prospectus. We have bolded and italicized the first occurrence for each term used after this glossary.

ACCOUNT: indexed or fixed account

ACCOUNT VALUE: the value available in each account for annuitization or surrender before the application of any surrender charge or market value adjustment.

ANNUITANT/JOINT ANNUITANT: the person(s) on whose life the annuity benefit is based upon. There may be one or more annuitants. One is the primary annuitant and the other is considered the joint annuitant,

BENEFICIARY: the person who receive the death benefits. If there is no surviving beneficiary, the owner will be the beneficiary. If the owner is not living, the estate of the owner will be the beneficiary.

CONTRACT ANNIVERSARY: the same month and date as the contract date in the years following the contract date. If the day does not exist in a month, the last day of the month will be used.

CONTRACT DATE: the date that the contract is issued.

CONTRACT VALUE: equals the sum of the account value of the accounts.

CONTRACT YEAR: the 12-month period beginning on the contract date and each 12-month period after that.

FIXED ACCOUNT: interest is credited daily on the account value allocated to this account at rates that are declared annually.

FREE WITHDRAWAL AMOUNT: you may withdraw up to 10% of the contract value in a contract year without a market value adjustment or surrender charge.

INDEX: the measure used to determine the index credit for an indexed account.

INDEX VALUE: the published value of the index, excluding any dividends paid by firms that comprise the index.

INDEXED ACCOUNT: each indexed account earns an index credit linked to the performance of an index.

MATURITY DATE: the date that annuity payments begin.

MARKET VALUE ADJUSTMENT: a calculated amount that is applied to amounts withdrawn or surrendered before the end of the surrender charge period.

OWNER (OWNER, OWNERS, YOU, YOUR): usually the person, persons or entity to whom we issue the contract.

PHL VARIABLE (OUR, US, WE, COMPANY): PHL Variable Insurance Company.

SEPARATE ACCOUNT: PHL Variable Separate Account MVA1.

SURRENDER VALUE: the contract value adjusted by any market value adjustments and less any applicable surrender and tax charges.

WRITTEN REQUEST (IN WRITING, WRITTEN NOTICE): is a request signed by you and received in a form satisfactory to us.

CONTRACT SNAPSHOT
--------------------------------------------------------------------------------
    THE FOLLOWING IS A SNAPSHOT OF THE CONTRACT. PLEASE READ THE REST OF THIS PROSPECTUS FOR MORE INFORMATION.

    THIS PROSPECTUS IS A DISCLOSURE DOCUMENT THAT SUMMARIZES YOUR RIGHTS UNDER THE CONTRACT THAT YOU ARE PURCHASING. AS WITH ANY GUIDE, IT MAY DIFFER IN CERTAIN INSTANCES FROM THE UNDERLYING CONTRACT. YOUR RIGHTS AND OBLIGATIONS UNDER THE CONTRACT WILL BE DETERMINED BY THE LANGUAGE OF THE CONTRACT ITSELF. YOU SHOULD READ YOUR CONTRACT CAREFULLY.

[diamond] Single premium payment

[diamond] Minimum premium payment of $50,000 for non-qualified contracts and $25,000 for qualified contracts

[diamond] Maximum premium payment of $1,000,000 without our approval

[diamond] One FIXED ACCOUNT and three INDEXED ACCOUNTS are available for investing

[diamond] FREE WITHDRAWAL AMOUNT--10% of CONTRACT VALUE each year free of any surrender charge and MARKET VALUE ADJUSTMENTS

[diamond] Market Value Adjustment--applied to any withdrawal or full surrender before the end of the surrender charge schedule except the Free Withdrawal Amount

[diamond] Surrender Charges--applied when you surrender your contract or request a withdrawal before the end of the surrender charge schedule except the Free Withdrawal Amount. Two surrender charge schedules are available. There are no fees associated with the election of either the 7-Year or 5-Year Surrender Charge Schedules.

[diamond] Taxes--taken from the contract value upon premium payments, withdrawals, surrenders or commencement of annuity payments

[diamond] Death Benefit--payable upon owner's death. The Death Benefit equals the contract value at the time of death. Market value adjustments and surrender charges are waived. Applicable tax will be deducted.

THE ACCUMULATION PERIOD
--------------------------------------------------------------------------------
    The contract can help you save for retirement during the accumulation period. The accumulation period begins on the CONTRACT DATE and continues until you start to receive annuity payments. The contract is available in connection with certain retirement plans that qualify for special federal income tax treatments ("qualified plans"), as well as those that do not qualify for such treatment ("non-qualified plans").

CONTRACT VALUE
    Your contract value at any time during the accumulation period is equal to the sum of the ACCOUNT VALUE of the fixed and indexed accounts.

PREMIUM
    The amount applied to this contract will be the single premium received minus a deduction for any applicable tax where applicable. No benefit associated with any single premium will be provided until it is actually received by us.

    Generally, we require a minimum single premium payment of:

[diamond] Nonqualified plans--$50,000

[diamond] Qualified plans--$25,000

    A contract may not be purchased for a proposed owner who is 86 years of age or older. A premium payment in excess of $1,000,000 requires our prior approval. We reserve the right to reject any application or waive this limitation at our sole discretion.

    Your premium payment becomes part of the SEPARATE ACCOUNT, which supports our insurance and annuity obligations. For more information, see "PHL Variable and the Separate Account."

PREMIUM ALLOCATION
    Your premium payment will be applied as soon as practicable after its receipt at our Annuity Operations Division if the application or order form is complete. If we do not receive all of the necessary application information, we will hold your premium payment while we attempt to complete the application. If the application is not completed after a reasonable time, we will inform you of the reason for the delay and we will return your premium payment unless you specifically consent to our holding it until the application is complete. Once we have all of your necessary application information, we will apply your premium payment as requested and issue your contract. Please note that prior to the completion of your application or order form, we will hold the premium in a suspense account, which is a non-interest-bearing account.

REALLOCATION OF CONTRACT VALUE
    During the 30-days before each CONTRACT ANNIVERSARY, you may reallocate your contract value among the available ACCOUNTS by written request. We must receive the request prior to the contract anniversary. Your request will be effective as of the contract anniversary. There is no charge for contract value reallocation.

CONTRACT FEATURES
--------------------------------------------------------------------------------
DEATH BENEFIT
[diamond] BEFORE MATURITY DATE
          A death benefit is payable when any owner (or primary annuitant when the contract is owned by a non-natural person) dies.

    >   DEATH OF AN OWNER
    If the owner dies before the maturity date, the death benefit will be paid to the beneficiary.

    >   DEATH OF AN OWNER - MULTIPLE OWNERS
    If there is more than one owner, a death benefit is payable upon the first owner to die. The death benefit is paid to the surviving owner(s) as the designated beneficiaries.

    >   DEATH OF AN ANNUITANT WHO IS NOT THE OWNER
    If the owner and the annuitant are not the same individual and the annuitant dies prior to the maturity date, the owner becomes the annuitant, unless the owner appoints a new annuitant. If a joint annuitant dies prior to the maturity date, the owner may appoint a new joint annuitant. However, there may be tax consequences. The death of the annuitant or joint annuitant will not cause the death benefit to be paid.

    >   SPOUSAL BENEFICIARY CONTRACT CONTINUANCE
    If the spouse of a deceased owner, as designated beneficiary, is entitled to receive all or some portion of the death benefit amount, the spouse may elect to continue the contract as the new owner. This election is only allowed prior to the maturity date and can be elected only one time. When the spouse elects to continue the contract, the death benefit amount that the spouse is entitled to receive will become the new contract value for the continued contract.

    >   OWNERSHIP OF THE CONTRACT BY A NON-NATURAL PERSON
    If the owner is not an individual, and the primary annuitant dies before the maturity date, we will pay the death benefit to the owner. If a joint annuitant dies, a death benefit will not be paid. The owner may appoint a new joint annuitant.

    The death benefit amount equals the contract value as of the date of death. No market value adjustment, surrender charge or index credit for the year that the death occurred will be included in the death benefit calculation. The death benefits provided under this contract will not be less than the minimum benefits required by the state where the contract is delivered.

[diamond] AFTER MATURITY DATE
          If an owner dies on or after the maturity date and there is no surviving owner, any remaining certain period annuity payments will be paid to the beneficiary under the annuity payment option in effect on the date of death. Payments may not be deferred or otherwise extended. If there is a surviving owner, the payments continue as if there had been no death.

          If the annuitant and joint annuitant, if any, die and are survived by any owner(s), any remaining certain period annuity payments will be paid to the owner(s). Payments will continue under the annuity payment option in effect at the date of death and may not be deferred or otherwise extended.

FIXED ACCOUNT AND INTEREST RATES
    The Fixed Account earns interest daily. The fixed interest rate is declared annually and is guaranteed for one year. Subsequent interest rates may be higher or lower than the initial fixed interest rate but will not be lower than the guaranteed minimum interest rate as shown on the contract schedule page when issued. We reserve the right to cease offering the Fixed Account at any time.

    On the contract date, the account value of the Fixed Account is equal to the portion of the premium allocated to the fixed account. Thereafter, the account value for the Fixed Account equals:

    1. the initial allocation and any reallocation to the Fixed Account; plus

    2. interest credited; less

    3. any reallocation from the fixed account; less

    4. withdrawals (including applicable market value adjustments, surrender charges and tax deductions).

INDEXED ACCOUNTS AND INDEX CREDIT
    Currently, there are three different Indexed Accounts.

    On the contract date, the account value for an Indexed Account equals the portion of the premium allocated the indexed account as of the contract date.

    On each contract anniversary, the account value equals:

    1. the account value immediately preceding the contract anniversary, multiplied by the resulting value of (1 + the applicable index credit); less

    2. reallocation, if any, from the indexed account; plus

    3. reallocation, if any, to the indexed account; less

    4. withdrawals (including applicable market value adjustments, surrender charges and tax deductions).

    On any other date, the account value for an indexed account equals:

    1. the account value for the indexed account on the preceding contract anniversary; less

    2. any withdrawals (including applicable market value adjustments, surrender charges and tax deductions) from the Indexed Account since the preceding contract anniversary.

    For the first contract year, the contract date is considered the preceding contract anniversary.

    Each of the indexed accounts earn index credits that are linked to the performance of the S&P 500(R) Index(1). The index credit is calculated annually on each contract anniversary and is credited immediately. The index credit will not be lower than the guaranteed minimum index credit as shown on the contract schedule page when issued. The index credit is based on the performance of the index for the last CONTRACT YEAR. Amounts withdrawn or surrendered effective on the contract anniversary will receive the index credit for the past contract year. Amounts withdrawn or surrendered prior to the end of a contract year will not receive the index credit for that contract year.

    The contract provides for one or more indexed accounts. We reserve the right to add or delete indexed accounts at any time and will give you sufficient written notification prior to any indexed account changes.

[diamond] INDEXED ACCOUNT A - Point-to-Point with Cap Indexed Account
    This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year. The index credit is subject to a maximum crediting percentage ("index cap") and a minimum crediting percentage ("guaranteed minimum index credit").

    To determine the index credit, we first calculate the index growth, which equals:

    (index value on the contract anniversary [division sign] index value on the preceding contract anniversary) - 1

---------------------
(1) "Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Phoenix Life Insurance Company and its affiliates. This annuity is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this annuity.

    The index credit equals the lesser of the index growth and the applicable index cap.

    The index cap is the maximum index credit percentage that can be applied to the account value in any given contract year. For the first contract year, the initial index cap as shown on the contract schedule page is used. On each subsequent contract anniversary, a new index cap will be declared and guaranteed for the following contract year. The subsequent index caps may be higher or lower than the initial index cap, but will not be lower than the guaranteed minimum index cap as shown on the contract schedule page.

[diamond] INDEXED ACCOUNT B - Performance Trigger Indexed Account
    This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year. The index credit is subject to a minimum crediting percentage ("guaranteed minimum index credit").

    To determine the index credit, we first calculate the index growth, which equals:

    (index value on the contract anniversary [division sign] index value on the preceding contract anniversary) - 1

    The index credit equals the triggered rate if the index growth is greater than zero. If the index growth is zero or less, the guaranteed minimum index credit is used.

    The triggered rate is applied to the account value if the index growth for the contract year is greater than zero. For the first contract year, the triggered rate as shown on the contract schedule page is used. On each subsequent contract anniversary, a new triggered rate will be declared and guaranteed for the following contract year. The subsequent triggered rates may be higher or lower than the initial triggered rate, but will not be lower than the guaranteed minimum triggered rate as shown on the contract schedule page.

[diamond] INDEXED ACCOUNT C - Monthly Average with Spread Indexed Account
    This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year. The index credit is subject to a minimum crediting percentage ("guaranteed minimum index credit").

    To determine the index credit, we first calculate the averaged index growth, which equals:

    ((the sum of the index values on each monthly processing date during the contract year [division sign] 12) [division sign] index value on the preceding contract anniversary)) -1

    The index credit equals the averaged index growth less the index spread but will not be lower than the guaranteed minimum index credit as shown on the contract schedule page.

    Monthly processing date is defined as meaning the same date of each month as the contract date. If the date does not exist in a month, the last date in the month will be used.

    The index spread is the amount subtracted from the averaged index growth when the index credit is calculated. For the first contract year, the initial index spread as shown on the contract schedule page is used. On each subsequent contract anniversary, a new index spread will be declared and guaranteed for the following contract year. The subsequent index spreads may be higher or lower than the initial index spread, but will not be higher than the guaranteed maximum index spread as shown on the contract schedule page.

NURSING HOME WAIVER
    Prior to the maturity date, you may surrender all or a portion of the contract value, adjusted by any applicable market value adjustment, without a surrender charge, provided that:

[diamond] more than one year has elapsed since the contract date; and

[diamond] the withdrawal is requested within two years of the owner's admission into a licensed nursing home facility; and

[diamond] the owner has been confined to the licensed nursing home facility (as defined below) for at least the preceding 120 days.

    A licensed nursing home facility is defined as a state licensed hospital or state licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis. The owner must provide us with satisfactory evidence of confinement by written notice. There is no fee for this waiver. This waiver is subject to state approval.

TERMINAL ILLNESS WAIVER
    Prior to the maturity date, you may surrender all or a portion of the contract value, adjusted by any applicable market value adjustment, without a surrender charge in the event of the owner's terminal illness. Terminal Illness is defined as an illness or condition that is expected to result in the owner's death within six months. The owner must provide us with a satisfactory written notice of terminal illness by a licensed physician, who is not the owner or a member of the owner's family. We reserve the right to obtain a second medical opinion from a physician of our choosing at our expense. There is no fee for this waiver. This waiver is subject to state approval.

WITHDRAWALS AND SURRENDERS
    You may request a withdrawal or full surrender of the contract ("surrender") from the contract value at any time prior to the maturity date. Requests must be made in writing and should include tax-withholding information.

    You may withdraw up to 10% of the contract value in a contract year without a market value adjustment or surrender charge. This amount is referred to as the Free Withdrawal Amount. During the first contract year, the Free Withdrawal Amount will be determined based on the contract value at the time of the first withdrawal. In all subsequent years, the Free Withdrawal Amount will be based on the contract value on the previous contract anniversary. Any unused percentages of the free withdrawal amount from prior years may not be carried forward to future contract years.

    Please note that withdrawal or surrender amounts in excess of the 10% free withdrawal amount before the end of the surrender charge schedule will be subject to a market value adjustment that can result in a loss or gain, a surrender charge and tax deduction(s).

CHARGES
--------------------------------------------------------------------------------
MARKET VALUE ADJUSTMENT
    A market value adjustment is applied to withdrawals or surrenders prior to the end of the surrender charge schedule elected. The market value adjustment may result in a gain or loss to contract value and applies to both fixed and indexed accounts.

    The market value adjustment equals the contract value withdrawn or surrendered in excess of the free withdrawal amount multiplied by the following:

               1+i         (n/12)
       --              --
      | ________________ |        -1
      |                  |
      |    1+j+0.0050    |
      |                  |
       --              --
where:

   i - is the Treasury Constant Maturity yield as published by the Federal
       Reserve on the business day prior to the contract date for the maturity matching the duration of the surrender charge period;

   j - is the Treasury Constant Maturity yield as published by the Federal
       Reserve on the business day prior to the date of withdrawal or surrender for the maturity matching the remaining years in the surrender charge period (fractional years rounded up to the next full year);

   n - is the number of complete months from the time of withdrawal or surrender to the end of the surrender charge period.

    If a Treasury Constant Maturity yield for a particular maturity is not published, the yield will be interpolated between the yields for maturities that are published. If the Treasury Constant Maturity yields are no longer published, we will choose a suitable replacement, subject to any regulatory approvals and provide you with notice accordingly.

    A positive market value adjustment will increase the amount withdrawn or surrendered. There is no limit on a positive market value adjustment. A negative market value adjustment will decrease the amount withdrawn or surrendered. A negative market value adjustment will not decrease the amount withdrawn or surrendered by more than the amount (i) exceeds (ii) if any, where:

(i)  equals the amount withdrawn or surrendered and

(ii) equals the portion of the Premium associated with (i) adjusted by prior withdrawals.

    The market value adjustment is waived on the free withdrawal amount, on death, and on annuitization if annuitization occurs after five contract years. The market value adjustment is not waived on the nursing home and terminal illness waivers.

SURRENDER CHARGES
    A surrender charge may apply to a withdrawal or full surrender of the contract prior to the end of the surrender charge schedule. The amount of a surrender charge depends on the period of time your premium payment is held under the contract and which surrender schedule you elected (refer to the charts shown below). There is no fee associated with the election of either of the surrender schedules available. However, if you elect the 5-Year Surrender Charge Schedule, you may receive a lower interest rate or index credit than the 7-Year Surrender Charge Schedule. The surrender charge is designed to recover the expense of distributing contracts that are terminated before distribution expenses have been recouped from revenue generated by these contracts. They are deferred charges because they are not deducted from the premium. Surrender charges are waived on the free withdrawal amount and on death benefits. Surrender charges will also be waived when you begin taking annuity payments provided your contract has been in effect for five years. For more information, see "Annuity Payment Options." Any surrender charge imposed is deducted from amount withdrawn.


    Surrender charges are expressed as a percentage of the amount withdrawn in excess of the 10% free withdrawal amount, adjusted by any applicable market value adjustments, up to the premium payment paid less any prior withdrawals for which a surrender charge was paid. Surrender charge schedules are as follows:

7-Year Surrender Charge Schedule
--------------------------------------------------------------
Percent                       7%  7%  7%  6%  6%  5%  5%  0%
--------------------------------------------------------------
Complete Contract Years        0   1   2   3   4   5   6  7+
--------------------------------------------------------------

5-Year Surrender Charge Schedule
--------------------------------------------------------------
Percent                        7%   7%   7%    6%   6%    0%
--------------------------------------------------------------
Complete Contract Years         0    1    2     3    4    5+
--------------------------------------------------------------

    This contract allows you to choose between two distinct surrender charge schedules. You should consult with a qualified financial advisor before making your election.

    A surrender charge will be deducted from the affected fixed and indexed accounts on a pro rata basis, unless otherwise agreed upon, after the market value adjustment has been made. PHL Variable will pay any distribution costs not paid for by surrender charges from the assets of the Separate Account.


TAX
    Tax is considered any tax charged by a state or municipality on premium payments, whether or not characterized as premium tax. It is also other state or local taxes imposed or any other governmental fees that may be required based on the laws of the state or municipality of delivery, the owner's state or municipality of residence on the contract date. Taxes on premium payments currently range from 0% to 3.5% and vary from state to state. We will pay any premium payment tax; any other state or local taxes imposed or other governmental fee due and will only reimburse ourselves upon the remittance to the applicable state. For a list of states and taxes, see "Appendix A."

    No federal income taxes are applicable under present law and we are not presently making any such deduction.

THE ANNUITY PERIOD
--------------------------------------------------------------------------------
ANNUITY PAYMENTS
    Annuity payments will begin on the contract's maturity date if the owner is alive and the contract is still in force.

    If the amount to be applied on the maturity date is less than $2,000, we may pay such amount in one lump sum in lieu of providing an annuity. If the initial monthly annuity payment under an annuity payment option would be less than $20, we may make a single sum payment equal to the total contract value on the date the initial annuity payment would be payable, or make periodic annuity payments quarterly, semiannually or annually in place of monthly annuity payments.

    Your contract specifies a maturity date at the time of its issuance. However, you may subsequently elect a different maturity date. The maturity date may not be earlier than the fifth contract anniversary. The latest maturity date is the contract anniversary nearest the annuitant's 95th birthday or ten years from the contract date, whichever is later. Generally, under qualified plans, the maturity date must be such that distributions begin no later than April 1st of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to an Individual Retirement Annuity ("IRA").

    The maturity date election must be made by written notice and must be received by us 30 days before the provisional maturity date. If you do not elect a maturity date, which is different from the provisional maturity date, the provisional maturity date becomes the maturity date. Particular care should be taken in electing the maturity date of a contract issued under a Tax Sheltered Annuity (TSA), a Keogh plan or an IRA plan. For more information, see "Tax Sheltered Annuities," "Keogh Plans" and "Individual Retirement Accounts."

ANNUITY PAYMENT OPTIONS
    If you have not selected an Annuity Payment Option by the maturity date, the default annuity payment is based on Annuity Payment Option A--Life Annuity with 10-Year Period Certain and as long as the annuitant lives. Instead, you may, by sending a written request to our Annuity Operations Division on or before the maturity date of the contract, elect any of the other Annuity Payment Options. After the first annuity payment, you may not change the elected Annuity Payment Option.

    The level of annuity payments payable under the following Annuity Payment Options is based upon the option selected. The amount of each annuity payment will be based on the contract value on the maturity date and the annuity purchase rates. In addition, factors such as the age at which annuity payments begin, the form of annuity, annuity payment rates, and the frequency of annuity payments will affect the level of annuity payments. The longer the duration and more frequent the payments, the lower the annuity payment amount.

    The following are descriptions of the Annuity Payment Options currently available under a contract. These descriptions should allow you to understand the basic differences between the options; however, you should contact our Annuity Operations Division well in advance of the date you wish to elect an option to obtain estimates of annuity payments under each option.

[diamond] OPTION A - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN
          A fixed payout annuity payable monthly while the Annuitant is living or, if later, the end of the specified period certain. The period certain may be specified as 5, 10 or 20 years. The period certain must be specified at the time this option is elected.

[diamond] OPTION B - NON-REFUND LIFE ANNUITY
          A fixed payout annuity payable monthly while the Annuitant is living. No monthly payment, death benefit or refund is payable after the death of the Annuitant.

[diamond] OPTION C - RESERVED

[diamond] OPTION D - JOINT AND SURVIVOR LIFE ANNUITY
          A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.

[diamond] OPTION E - INSTALLMENT REFUND LIFE ANNUITY
          A fixed payout annuity payable monthly while the Annuitant is living. If the Annuitant dies before the annuity payments made under this option total an amount that refunds the entire amount applied under this option, we will make a lump sum payment equal to the entire amount applied under this option less the sum of payments already made.

[diamond] Option F - Joint and Survivor Life Annuity with 10-Year Period Certain
          A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living, or if later, the end of 10 years. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.

[diamond] OPTION G - PAYMENTS FOR A SPECIFIED PERIOD
          A fixed payout annuity payable monthly over a specified period. Payments continue whether the Annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the age of the Annuitant. However, if the Beneficiary of any death benefits payable under this contract elects this Payment Option, the period selected by the Beneficiary may not extend beyond the life expectancy of such Beneficiary.

[diamond] OPTION H - PAYMENTS OF A SPECIFIED AMOUNT
          Equal income installments of a specified amount are paid until the principal sum remaining under this option from the amount applied is less than the amount of the installment. When that happens, the principal sum remaining will be paid as a final payment. The amount specified must provide for payments for a period of at least 5 years.

CALCULATION OF FIXED ANNUITY PAYMENTS
    The guaranteed annuity payment rates will be no less favorable than the following:

[diamond] under Annuity Payment Options A, B, D, E and F, rates are based on the
          2000 Individual Annuity Mortality Table with a 10-year age setback and an interest rate of 2.5%.

[diamond] under Options G and H, the interest rate is 1.5%

          The Society of Actuaries developed these tables to provide payment rates for annuities based on a set of mortality tables acceptable to most regulating authorities.

          It is possible that we may have more favorable (i.e., higher-paying) rates in effect on the maturity date.

OTHER OPTIONS AND RATES
    We may offer other annuity payment options or alternative versions of the options listed above. Other values and tables may be used for other payment options that we may make available.

OTHER CONDITIONS
    Federal income tax requirements currently applicable to most qualified plans provide that the period of years guaranteed under joint annuities with specified periods certain (see "Option D" above) could not be any greater than the joint life expectancies of the payee and his or her spouse.

    Federal income tax requirements also provide that participants in regular or SIMPLE IRAs must begin minimum distributions by April 1 of the year following the year in which they attain age 70 1/2. Minimum distribution requirements do not apply to Roth IRAs. Distributions from qualified plans generally must begin by the later of actual retirement or April 1 of the year following the year participants attain age 70 1/2. Any required minimum distributions must be such that the full amount in the contract will be distributed over a period not greater than the participant's life expectancy or the combined life expectancy of the participant and his or her spouse or designated beneficiary. Distributions made under this method are generally referred to as Life Expectancy Distributions ("LEDs"). An LED program is available to participants in qualified plans or IRAs. Requests to elect this program must be made in writing.

    Under the LED program, regardless of contract year, amounts up to the required minimum distribution may be withdrawn without a deduction for surrender charges, even if the minimum distribution exceeds the 10% allowable amount. See "Surrender Charges." Any amounts withdrawn that have not been held under a contract for at least six years and are in excess of both the minimum distribution and the 10% free available amount will be subject to any applicable surrender charge.

    If the initial monthly annuity payment under an annuity payment option would be less than $20, we may make a single sum payment equal to the contract value on the date the initial annuity payment would be payable, in place of all other benefits provided by the contract, or may make periodic annuity payments quarterly, semiannually or annually in place of monthly annuity payments.

MISCELLANEOUS PROVISIONS
--------------------------------------------------------------------------------
AMENDMENTS TO CONTRACTS
    Contracts may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the contract may need to be approved by contract owners and state insurance departments. A change in the contract that necessitates a corresponding change in this prospectus must be filed with the SEC.

ASSIGNMENT
    Owners of contracts issued in connection with non-tax qualified plans may assign their interest in the contract to a spouse or a grantor trust. A written notice of such assignment must be filed with our Annuity Operations Division before it will be honored.

    A pledge or assignment of a contract is treated as payment received on account of a partial surrender of a contract.

    In order to qualify for favorable tax treatment, contracts issued in connection with tax qualified plans may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than to us.

FREE LOOK PERIOD
    We may mail the contract to you or we may deliver it to you in person. You may return a contract for any reason within ten days after you receive it and receive a refund of your premium payment. A longer Free Look Period may be required by your state. If applicable state law requires, we will return the full amount of the contract value adjusted by any market value adjustment.

OWNERSHIP OF THE CONTRACT
    Ordinarily, the purchaser of a contract is both the owner and the annuitant and is entitled to exercise all the rights under the contract. However, the owner may be an individual or entity other than the annuitant. More than one owner may own a contract as joint owner. Transfer of the ownership of a contract may involve federal income tax consequences, and a qualified advisor should be consulted before any such transfer is attempted.

PAYMENT DEFERRAL
    Payment of the contract value in a single sum upon a withdrawal or full surrender of the contract will ordinarily be made as soon as practicable after receipt of the written request by our Annuity Operations Division.

TERMINATION
    If the contract value becomes zero, the contract will immediately terminate unless determined otherwise by an effective rider, amendment or endorsement.

TAXES
--------------------------------------------------------------------------------
INTRODUCTION
    The contracts are designed for use with retirement plans which may or may not be tax-qualified plans ("qualified plans") under the provisions of the Internal Revenue Code of 1986, (the "Code"). The ultimate effect of federal income taxes on the amounts held under a contract, on annuity payments and on the economic benefits of the contract owner, annuitant or beneficiary depends on our income tax status, on the type of retirement plan for which the contract is purchased, and upon the income tax and employment status of the individual concerned.

    The following discussion is general in nature and is not intended as tax advice. The income tax rules are complicated and this discussion is intended only to make you aware of the issues. Each person concerned should consult a professional tax advisor.

COMPANY INCOME TAX STATUS
    We are taxed as a life insurance company under Part 1 of Subchapter L of the Code.

TAXATION OF ANNUITIES IN GENERAL--NON-QUALIFIED PLANS
    Section 72 of the Code governs taxation of annuities. In general, an owner is not taxed on increases in value of the units held under a contract until some form of distribution is made. However, in certain cases the increase in value may be subject to tax currently. In the case of contracts not owned by natural persons, see "Contracts Owned by Non-Natural Persons." In the case of contracts not meeting the diversification requirements, see "Diversification Standards."

SURRENDERS OR WITHDRAWALS PRIOR TO THE CONTRACT MATURITY DATE
    Code Section 72 provides that a withdrawal or surrender of the contract prior to the contract maturity date will be treated as taxable income to the extent the amounts held under the contract exceed the "investment in the contract." The "investment in the contract" is that portion, if any, of purchase payments by or on behalf of an individual under a contract that have not been excluded from the individual's gross income. The taxable portion is taxed as ordinary income in an amount equal to the value of the amount received in excess of the "investment in the contract" on account of a withdrawal or surrender of a contract. For purposes of this rule, a pledge or assignment of a contract is treated as a payment received on account of a withdrawal from a contract.

SURRENDERS OR WITHDRAWALS ON OR AFTER THE CONTRACT MATURITY DATE
    Upon receipt of a lump sum payment under the contract, the recipient is taxed on the portion of the payment that exceeds the investment in the contract. Ordinarily, such taxable portion is taxed as ordinary income.

    For fixed annuity payments, the taxable portion of each payment is determined by using a formula known as the "exclusion ratio," which establishes the ratio that the investment in the contract bears to the total expected amount of annuity payments for the term of the contract. That ratio is then applied to each payment to determine the non-taxable portion of the payment. The remaining portion of each payment is taxed as ordinary income. For certain types of qualified plans, there may be no investment in the contract resulting in the full amount of the payments being taxable. A simplified method of determining the exclusion ratio is effective with respect to qualified plan annuities started after November 18, 1996.

    Withholding of federal income taxes on all distributions may be required unless the recipient elects not to have any amounts withheld and properly notifies our Annuity Operations Division of that election.

PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS
    Amounts surrendered, withdrawn or distributed before the taxpayer reaches age 59 1/2 are subject to a penalty tax equal to ten percent (10%) of the portion of such amount that is includable in gross income. However, the penalty tax will not apply to withdrawals: (i) made on or after the death of the owner (or where the owner is not an individual, the death of the "primary annuitant," who is defined as the individual the events in whose life are of primary importance in affecting the timing and amount of the payout under the contract);
(ii) attributable to the taxpayer's becoming totally disabled within the meaning of Code Section 72(m)(7); (iii) which are part of a Series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the taxpayer, or the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary; (iv) from certain qualified plans (such distributions may, however, be subject to a similar penalty under Code Section 72(t) relating to distributions from qualified retirement plans and to a special penalty of 25% applicable specifically to SIMPLE IRAs or other special penalties applicable to Roth IRAs); (v) allocable to investment in the contract before August 14, 1982; (vi) under a qualified funding asset (as defined in Code Section 130(d)); (vii) under an immediate annuity contract (as defined in Code Section 72(u)(4)); or (viii) that are purchased by an employer on termination of certain types of qualified plans and which are held by the employer until the employee separates from service.

    If the penalty tax does not apply to a withdrawal as a result of the application of item (iii) above, and the Series of payments are subsequently modified (other than by reason of death or disability), the tax for the first year when the modification occurs will be increased by an amount (determined by the Treasury regulations) equal to the tax that would have been imposed but for item (iii) above, plus interest for the deferral period, but only if the modification takes place: (a) within 5 years from the date of the first payment, or (b) before the taxpayer reaches age 59 1/2.

    Separate tax withdrawal penalties apply to qualified plans. See "Penalty Tax on Surrenders and Withdrawals from Qualified Contracts."

ADDITIONAL CONSIDERATIONS

DISTRIBUTION-AT-DEATH RULES
    In order to be treated as an annuity contract for federal income tax purposes, a contract must provide the following two distribution rules: (a) if the owner dies on or after the contract maturity date, and before the entire interest in the contract has been distributed, the remainder of the owner's interest will be distributed at least as quickly as the method in effect on the owner's death; and (b) if a owner dies before the contract maturity date, the owner's entire interest generally must be distributed within five (5) years after the date of death, or if payable to a designated beneficiary, may be annuitized over the life or life expectancy of that beneficiary and payments must begin within one (1) year after the owner's date of death. If the beneficiary is the spouse of the owner, the contract (together with the deferral of tax on the accrued and future income hereunder) may be continued in the name of the spouse as owner. Similar distribution requirements apply to annuity contracts under qualified plans (other than Code Section 457 Plans). However, a number of restrictions, limitations and special rules apply to qualified plans and owners should consult with their tax advisor.

    If the primary annuitant, which is not the owner, dies before the maturity date, the owner will become the annuitant unless the owner appoints another annuitant. If the owner is not an individual, the death of the primary annuitant is treated as the death of the owner. In addition, when the owner is not an individual, however, a change in the primary annuitant is treated as the death of the owner. Finally, in the case of non-spousal joint owners, distribution will be required at the earliest death of any of the owners.

    If the owner or a joint owner dies on or after the maturity date, the remaining payments, if any, under the Annuity Payment Option selected will be made at least as rapidly as under the method of distribution in effect at the time of death.

    Any death benefits paid under the contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefits are paid as lump sum or annuity payments. Estate taxes may also apply.

TRANSFER OF ANNUITY CONTRACTS
    Transfers of nonqualified contracts prior to the maturity date for less than full and adequate consideration to the owner at the time of such transfer, will trigger tax on the gain in the contract, with the transferee getting a step-up in basis for the amount included in the owner's income. This provision does not apply to transfers between spouses and incident to a divorce.

CONTRACTS OWNED BY NON-NATURAL PERSONS
    If a non-natural person (for example, a corporation) holds the contract, the income on that contract (generally the increase in the net SURRENDER VALUE less the premium payments paid) is includable in income each year. The rule does not apply where the non-natural person is the nominal owner of a contract and the beneficial owner is a natural person. The rule also does not apply where the annuity contract is acquired by the estate of a decedent, where the contract is held under a qualified plan, a TSA program or an IRA, where the contract is a qualified funding asset for structured settlements, or where the contract is purchased on behalf of an employee upon termination of a qualified plan.

SECTION 1035 EXCHANGES
    Code Section 1035 provides, in general, that no gain or loss shall be recognized on the exchange of one annuity contract for another. A replacement contract obtained in a tax-free exchange of contracts generally succeeds to the status of the surrendered contract. If the surrendered contract was issued prior to August 14, 1982, the tax rules that formerly provided that the surrender was taxable only to the extent the amount received exceeds the owner's investment in the contract will continue to apply. In contrast, contracts issued on or after January 19, 1985 are, in a Code Section 1035 exchange, treated as new contracts for purposes of the distribution-at-death rules. Special rules and procedures apply to Code Section 1035 transactions. Prospective owners wishing to take advantage of Code Section 1035 should consult their tax advisors.

MULTIPLE CONTRACTS
    Code Section 72(e)(11)(A)(ii) provides that for contracts entered into after October 21, 1988, for purposes of determining the amount of any distribution under Code Section 72(e) (amounts not received as annuities) that is includable in gross income, all nonqualified annuity contracts issued by the same insurer (or affiliate) to the same owner during any calendar year are to be aggregated and treated as one contract. Thus, any amount received under any such contract prior to the contract maturity date, such as a withdrawal, dividend or loan, will be taxable (and possibly subject to the 10% penalty tax) to the extent of the combined income in all such contracts.

    The U.S. Treasury Department has specific authority to issue regulations that prevent the avoidance of Code Section 72(e) through the serial purchase of annuity contracts or otherwise. In addition, there may be situations where the Treasury may conclude that it would be appropriate to aggregate two or more contracts purchased by the same contract owner. Accordingly, a contract owner should consult a competent tax advisor before purchasing more than one contract or other annuity contracts.

DIVERSIFICATION STANDARDS

DIVERSIFICATION REGULATIONS
    To comply with the diversification regulations under Code Section 817(h) ("Diversification Regulations"), after a start-up period, each Series of the funds will be required to diversify its investments. The Diversification Regulations generally require that, on the last day of each calendar quarter, the Series' assets be invested in no more than:

[diamond] 55% in any 1 investment
[diamond] 70% in any 2 investments
[diamond] 80% in any 3 investments
[diamond] 90% in any 4 investments

    A "look-through" rule applies to treat a pro rata portion of each asset of a Series as an asset of the Separate Account, and each Series of the funds are tested for compliance with the percentage limitations. All securities of the same issuer are treated as a single investment. As a result of the 1988 Act, each government agency or instrumentality will be treated as a separate issuer for purposes of these limitations.

    The Treasury Department has indicated that the Diversification Regulations do not provide guidance regarding the circumstances in which Owner control of the investments of the Separate Account will cause the owner to be treated as the owner of the assets of the Separate Account, thereby resulting in the loss of favorable tax treatment for the contract. At this time, it cannot be determined whether additional guidance will be provided and what standards may be contained in such guidance. The amount of owner control which may be exercised under the contract is different in some respects from the situations addressed in published rulings issued by the IRS in which it was held that the owner was not the owner of the assets of the Separate Account. It is unknown whether these differences, such as the owner's ability to transfer among investment choices or the number and type of investment choices available, would cause the owner to be considered as the owner of the assets of the Separate Account resulting in the imposition of federal income tax to the owner with respect to earnings allocable to the contract prior to receipt of payments under the contract.

    In the event any forthcoming guidance or ruling is considered to set forth a new position, such guidance or ruling generally will be applied only prospectively. However, if such ruling or guidance was not considered to set forth a new position, it may be applied retroactively resulting in the owner being determined retroactively to be the owner of the assets of the Separate Account.

    Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

    We represent that we intend to comply with the Diversification Regulations to assure that the contracts continue to be treated as annuity contracts for federal income tax purposes.

DIVERSIFICATION REGULATIONS AND QUALIFIED PLANS
    Code Section 817(h) applies to a variable annuity contract other than a pension plan contract. The Diversification Regulations reiterate that the diversification requirements do not apply to a pension plan contract. All of the qualified plans (described below) are defined as pension plan contracts for these purposes. Notwithstanding the exception of qualified plan contracts from application of the diversification rules, all investments of the PHL Variable Qualified Plan Contracts (i.e., the funds) will be structured to comply with the diversification standards because the funds serve as the investment vehicle for nonqualified contracts as well as qualified plan contracts.

    Any death benefits paid under the contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefits are paid as lump sum or annuity payments. Estate taxes may also apply.

TAXATION OF ANNUITIES IN GENERAL--QUALIFIED PLANS
    The contracts may be used with several types of qualified plans. TSAs, Keoghs, IRAs, Corporate Pension and Profit-sharing Plans and State Deferred Compensation Plans will be treated, for purposes of this discussion, as qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. No attempt is made here to provide more than general information about the use of the contracts with the various types of qualified plans. PHL Variable reserves the right at any time to discontinue the availability of this contract for use with qualified plans. Participants under such qualified plans as well as owners, annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such qualified plans may be subject to the terms and conditions of the plans themselves or limited by applicable law, regardless of the terms and conditions of the contract issued in connection therewith. For example, PHL Variable will accept beneficiary designations and payment instructions under the terms of the contract without regard to any spousal consent that may be required under the Retirement Equity Act (REA). Consequently, a owner's beneficiary designation or elected annuity payment option may not be enforceable.

    Under certain circumstances, the proceeds of a surrender of a contract may qualify for "lump sum distribution" treatment under qualified plans. See your tax advisor if you think you may qualify for "lump sum distribution" treatment. The 5-year averaging rule for lump sum distribution has been repealed for tax years beginning after 1999.

    Effective January 1, 1993, Section 3405 of the Internal Revenue Code was amended to change the roll-over rules applicable to the taxable portions of distributions from qualified pension and profit-sharing plans and Section 403(b) TSA arrangements. Taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA.

    The new mandatory withholding rules apply to all taxable distributions from qualified plans or TSAs (not including IRAs), except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and
(c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

    On July 6, 1983, the Supreme Court decided in ARIZONA GOVERNING COMMITTEE VS. NORRIS that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The contracts sold by PHL Variable in connection with certain qualified plans will utilize annuity tables that do not differentiate on the basis of sex. Such annuity tables also will be available for use in connection with certain nonqualified deferred compensation plans.

    Numerous changes have been made to the income tax rules governing qualified plans as a result of legislation enacted during the past several years, including rules with respect to: coverage, participation, maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following are general descriptions of the various types of qualified plans and of the use of the contracts in connection therewith.

TAX SHELTERED ANNUITIES (TSAs)
    Code Section 403(b) permits public school systems and certain types of charitable, educational and scientific organizations, generally specified in Code Section 501(c)(3), to purchase annuity contracts on behalf of their employees and, subject to certain limitations, allows employees of those organizations to exclude the amount of payments from gross income for federal income tax purposes. These annuity contracts are commonly referred to as TSAs.

    For taxable years beginning after December 31, 1988, Code Section 403(b)(11) imposes certain restrictions on a owner's ability to make withdrawals from, or surrenders of, Code Section 403(b) Contracts, if the cash withdrawn is attributable to payments made under a salary reduction agreement. Specifically, Code Section 403(b)(11) allows a owner to make a surrender or withdrawal only
(a) when the employee attains age 59 1/2, separates from service, dies or becomes disabled (as defined in the Code), or (b) in the case of hardship. In the case of hardship, the distribution amount cannot include any income earned under the contract.

    The 1988 Act amended the effective date of Code Section 403(b)(11), so that it applies only with respect to distributions from Code Section 403(b) Contracts which are attributable to assets other than assets held as of the close of the last year beginning before January 1, 1989. Thus, the distribution restrictions do not apply to assets held as of December 31, 1988.

    In addition, in order for certain types of contributions under a Code
Section 403(b) Contract to be excluded from taxable income, the employer must comply with certain nondiscrimination requirements. Owners should consult their employers to determine whether the employer has complied with these rules. Owner loans are not allowed under the contracts.

    Effective May 4, 1998, loans may be made available under Internal Revenue Code Section 403(b) tax-sheltered annuity programs. A loan from a participant's contract value may be requested only if we make loans available with the contract and if the employer permits loans under their tax-sheltered annuity program. The loan must be at least $1,000 and the maximum loan amount is the greater of: (a) 90% of the first $10,000 of contract value minus any withdrawal charge; and (b) 50% of the contract value minus any withdrawal charge. The maximum loan amount is $50,000. If loans are outstanding from any other tax-qualified plan, then the maximum loan amount of the contract may be reduced from the amount stated above in order to comply with the maximum loan amount requirements under Section 72(p) of the Internal Revenue Code.

    Loan repayments will first pay any accrued loan interest. The balance will be applied to reduce the outstanding loan balance and will also reduce the amount of the Loan Security Account by the same amount that the outstanding loan balance is reduced. The Loan Security Account is part of the general account and is the sole security for Tax-sheltered Annuity loans (as described in IRC
Section 403(b)) loans. It is increased with all loan amounts taken and reduced by all repayments of loan principal. The balance of loan repayments, after payment of accrued loan interest, will be credited to the Contract Value.

    If we do not receive a loan repayment before 90 days after the payment was due, then the entire loan balance plus accrued interest will be in default. In the case of default, the outstanding loan balance plus accrued interest will be deemed a distribution for income tax purposes, and will be reported as such to the extent required by law. At the time of such deemed distribution, interest will continue to accrue until such time as an actual distribution occurs under the contract.

KEOGH PLANS
    The Self-Employed Individual Tax Retirement Act of 1962, as amended permits self-employed individuals to establish "Keoghs" or qualified plans for themselves and their employees. The tax consequences to participants under such a plan depend upon the terms of the plan. In addition, such plans are limited by law with respect to the maximum permissible contributions, distribution dates, nonforfeitability of interests, and tax rates applicable to distributions. In order to establish such a plan, a plan document must be adopted and implemented by the employer, as well as approved by the IRS.

INDIVIDUAL RETIREMENT ANNUITIES
    Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an "IRA." These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Effective January 1, 1997, employers may establish a new type of IRA called SIMPLE (Savings Incentive Match Plan for Employees). Special rules apply to participants' contributions to and withdrawals from SIMPLE IRAs. Also effective January 1, 1997, salary reduction IRAs (SARSEP) no longer may be established. Effective January 1, 1998, individuals may establish Roth IRAs. Special rules also apply to contributions to and withdrawals from Roth IRAs.

CORPORATE PENSION AND PROFIT-SHARING PLANS
    Code Section 401(a) permits corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of contracts to provide benefits hereunder.

    These retirement plans may permit the purchase of the contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includable in the gross income of the employee until distributed from the Plan. The tax consequences to participants may vary depending upon the particular Plan design. However, the Code places limitations and restrictions on all Plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Participant loans are not allowed under the contracts purchased in connection with these Plans. Purchasers of contracts for use with Corporate Pension or Profit-sharing Plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

DEFERRED COMPENSATION PLANS WITH RESPECT TO SERVICE FOR STATE AND LOCAL GOVERNMENTS AND TAX EXEMPT ORGANIZATIONS
    Code Section 457 provides for certain deferred compensation plans with respect to service for state and local governments and certain other entities. The contracts may be used in connection with these plans; however, under these plans if issued to tax exempt organizations, the owner is the plan sponsor, and the individual participants in the plans are the annuitants. Under such contracts, the rights of individual plan participants are governed solely by their agreements with the plan sponsor and not by the terms of the contracts. Effective in 1997 for new state and local government plans, such plans must be funded through a tax-exempt annuity contract held for the exclusive benefit of plan participants.

PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS FROM QUALIFIED PLANS
    In the case of a withdrawal under a qualified plan, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a qualified plan. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including contracts issued and qualified under Code Sections 401 (Keogh and Corporate Pension and Profit-sharing Plans), Tax-Sheltered Annuities and Individual Retirement Annuities other than Roth IRAs. The penalty is increased to 25% instead of 10% for SIMPLE IRAs if distribution occurs within the first two years of the owner's participation in the SIMPLE IRA. To the extent amounts are not includable in gross income because they have been properly rolled over to an IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the owner or annuitant (as applicable) reaches age 59 1/2; (b) distributions following the death or disability of the owner or annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or annuitant (as applicable) or the joint lives (or joint life expectancies) of such owner or annuitant (as applicable) and his or her designated beneficiary; (d) distributions to a owner or annuitant (as applicable) who has separated from service after he has attained age 55; (e) distributions made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the owner or annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions from an IRA for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the owner and his or her spouse and dependents if the owner has received unemployment compensation for at least 12 weeks; and (h) distributions from IRAs for first-time home purchase expenses (maximum $10,000) or certain qualified educational expenses of the owner, spouse, children or grandchildren of the owner. This exception will no longer apply after the owner has been reemployed for at least 60 days. The exceptions stated in items (d) and (f) above do not apply in the case of an IRA. The exception stated in item (c) applies to an IRA without the requirement that there be a separation from service.

    Generally, distributions from a qualified plan must commence no later than April 1 of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to a regular or SIMPLE IRA and the required distribution rules do not apply to Roth IRAs. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

SEEK TAX ADVICE
    The above description of federal income tax consequences of the different types of qualified plans which may be funded by the contracts offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. The rules governing the provisions of qualified plans are extremely complex and often difficult to comprehend. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. A prospective owner considering adoption of a qualified plan and purchase of a contract in connection therewith should first consult a qualified tax advisor, with regard to the suitability of the contract as an investment vehicle for the qualified plan.

PHL VARIABLE
--------------------------------------------------------------------------------
    We are PHL Variable Insurance Company, a Connecticut stock life insurance company incorporated on July 15, 1981. We sell life insurance policies and annuity contracts through producers of affiliated distribution companies and through brokers. Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06102-5056.

    PHL Variable is a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. ("PNX"), which, is a manufacturer of insurance, annuity and asset management products.

SELECTED FINANCIAL DATA
    The following selected financial data was taken from the financial statements which can be found at the end of this prospectus. You should read the financial statements including the notes.

    The following table reflects the results of our operations for the years ended December 31, 2004, 2003, and 2002;

                                   FOR THE YEAR ENDED
                                      DECEMBER 31,
                              -----------------------------
                                2004      2003      2002
                              --------- --------- ---------
                                     (in thousands)
 Revenues:
  Premiums                     $ 7,367   $ 5,829   $ 4,372
  Insurance and investment
   product fees                 83,300    65,529    46,915
  Net investment income        143,862   133,531    92,472
  Net realized investment
 (losses)
   gains                         5,121       768   (16,167)
                              --------- --------- ---------
    Total revenues             239,650   205,657   127,592
                              --------- --------- ---------

 Benefits and expenses:
  Policy benefits and
 increase in
   policy liabilities          136,760   127,311    98,915
  Amortization of deferred
   policy acquisition costs     45,027    20,040    23,182
  Other operating expenses      35,683    35,288    27,386
                              -----------------------------
    Total benefits and
 expenses                      217,470   182,639   149,483
                              -----------------------------

 Income (loss) before income
 taxes                          22,180    23,018   (21,891)

 Income tax expense (benefit)    5,465     8,369    (8,635)
                              -----------------------------
 Net income                    $16,715   $14,649  $(13,256)
                              =============================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
--------------------------------------------------------------------------------
RESULTS OF OPERATIONS
    Premiums increased 26% in 2004 over 2003 and 33% in 2003 over 2002 due primarily to the increase in sales from term life insurance products.

    Insurance and investment product fees increased 27% in 2004 over 2003 and 40% in 2003 over 2002 primarily due to growth in fee-based funds on deposit. In addition, in both 2004 and 2003, fee revenue from our assumed variable universal life and variable annuity blocks of business increased over the prior year.

    Net investment income increased 8% in 2004 over 2003 and 44% in 2003 over 2002 primarily due to an increase in invested assets related to the guaranteed interest account portion of our annuity business. See policy benefit discussion below for additional information on average account balances.

    Net realized investment gains (losses) increased $4,353 in 2004 over 2003 and improved to a gain of $768 thousand in 2003 from a loss of $16,167 thousand in 2002 due primarily to lower debt security impairments and higher transaction gains on both debt and equity securities.

    Policy benefits increased 7% in 2004 over 2003 primarily due to an increase in net death benefits partially offset by higher interest credited to funds on deposit. Policy benefits increased 29% in 2003 over 2002 primarily due to higher interest credited from higher average funds on deposit in the guaranteed interest account portion of our variable annuity business. The average guaranteed interest account balance for 2004, 2003 and 2002 was $1,764.8 mill, $1,874.1 million and $1,367.9 million, respectively.

    Amortization of deferred policy acquisition costs increased 125% for 2004 from 2003 primarily due to a larger block of business in force and adverse market performance.

    Amortization of deferred policy acquisition costs decreased 14% in 2003 from 2002 primarily as a result of certain annuity amortization charges in 2002, as described below, that did not recur in 2003. This decrease was partially offset by an increase in amortization for universal life and term business from the growth in life insurance inforce.

    Other operating expenses remained flat in 2004 as compared to 2003. They increased 29% in 2003 over 2002 primarily due to growth in new business.

LIQUIDITY AND CAPITAL RESOURCES
    The company's liquidity requirements are met by anticipating and managing the timing of cash uses and sources provided from insurance operations, investing activities and capital contributions from the parent.

    The growth in sales has created a need for additional cash in order to cover the acquisition costs incurred in operating activities. These liquidity requirements are currently being met through investing activities and by capital contributed by its parent. PM Holdings made capital contributions of $19 million, $40 million and $259 million in 2004, 2003 and 2002, respectively.

SEGMENT INFORMATION
    As of May 1, 2005, the company offers a variety of annuity and life insurance products. The annuity products include one immediate fixed annuity, one immediate variable and fixed annuity and five deferred fixed and variable annuities. The life products include four level term policies, four universal life policies and seven variable universal life policies.

REINSURANCE
    For contracts written in 1999 or before, the company has various reinsurance agreements in place related to the guaranteed death benefit on its variable deferred annuity contracts. These agreements transfer the payment obligation for the death benefit on variable deferred annuities to the reinsurer in exchange for a reinsurance premium.

    Reinsurance agreements are also in place for the term and universal life insurance products. For term insurance, these agreements transfer 90% of the life insurance benefit payment obligations to various highly rated reinsurers in exchange for a reinsurance premium. Universal life insurance was reinsured in a similar manner until mid-2002. Policies written since then are still subject to retention limits for all companies within The Phoenix Companies, Inc.

    The ceding of death benefit payments does not discharge the original insurer from its primary liability to the policyholder. The original insurer would remain liable in those situations where the reinsurer is unable to meet the obligations assumed under the reinsurance agreements. We have established strict standards that govern the placement of reinsurance and monitor the financial strength of the companies assuming our business.

COMPETITION
    The company is engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in the marketing and sale of insurance and annuity products. The company's competitors include larger and, in some cases, more highly-rated insurance companies and other financial services companies. Many competitors offer similar products, use similar distribution sources, offer less expensive products, have greater access to key distribution channels and have greater resources than us.

    Competition in our businesses is based on several factors including ratings, investment performance, access to distribution channels, service to advisors and their clients, product features, fees charged and commissions paid.

    As we continue to focus on the development of our non-affiliated distribution system, we increasingly must compete with other providers of life insurance and annuity products to attract and maintain relationships with productive distributors that have the ability to sell our products. In particular, our ability to attract distributors for our products could be adversely affected if for any reason our products became less competitive or concerns arose about our asset quality or ratings.

EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.

REGULATION
    PHL Variable is organized as a Connecticut stock life insurance company, and is subject to Connecticut law governing insurance companies. The company is regulated and supervised by the Connecticut Commissioner of Insurance. By March 1st of every year, an annual statement must be prepared and filed in a form prescribed by the

Connecticut Insurance Department. This annual statement reports on the company's operating results for the preceding calendar year. A statement of financial condition as of December 31st of the preceding calendar year must also be prepared and filed. The Commissioner and his or her agents have the right at all times to review or examine the company's books and records. A full examination of the company's operations will be conducted periodically according to the rules and practices of the National Association of Insurance Commissioners ("NAIC"). PHL Variable is subject to the insurance laws and various federal and state securities laws and regulations and to regulatory agencies, such as the SEC and the Connecticut Banking Department, which administer those laws and regulations.

    PHL Variable can be assessed, up to prescribed limits, policyholder losses incurred by insolvent insurers under the insurance guaranty fund laws of most states. The amount of any such future assessments cannot be predicted or estimated. However, the insurance guaranty laws of most states provide for deferring payment or exempting a company from paying such an assessment if it would threaten such insurer's financial strength.

    Several states, including Connecticut, regulate insurers and their affiliates under insurance holding company laws and regulations. Such regulation is applicable to PHL Variable and its affiliates. Under such laws, intercompany transactions, such as dividend payments to parent companies and transfers of assets, may be subject to prior notice and approval, depending on factors such as the size of the transaction in relation to the financial position of the companies.

    Currently, the federal government does not directly regulate the business of insurance. However, federal legislative, regulatory and judicial decisions and initiatives often have significant effects on our business. Types of changes that are most likely to affect our business include changes to: (a) the taxation of life insurance companies; (b) the tax treatment of insurance products; (c) the securities laws, particularly as they relate to insurance and annuity products; (d) the "business of insurance" exemption from many of the provisions of the antitrust laws; and (e) any initiatives directed toward improving the solvency of insurance companies. PHL Variable would also be affected by federal initiatives that have impact on the ownership of, or investment in, United States companies by foreign companies or investors.

EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officers' time devoted to duties as executive officers of PHL Variable. No officer or Director of PHL Variable received allocated compensation in excess of $100,000.

DIRECTORS AND OFFICERS OF PHL VARIABLE

[TO BE FILED BY AMENDMENT]
--------------------------------------------------------------------------------

THE SEPARATE ACCOUNT
--------------------------------------------------------------------------------
    PHL Variable Separate Account MVA1 ("Separate Account") is a non-unitized separate account established under Connecticut law. Contract values attributable to the premium allocation and terms of the contract do not depend of the performance of the assets in the Separate Account.

    Under Connecticut law, all income, gains or losses of the Separate Account, whether realized or not, must be credited to or charged against the amount placed in the Separate Account without regard to our other income, gains and losses. The assets of the Separate Account may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

    There are no discrete units in the Separate Account. No party with rights under any contract participates in the investment gain or loss from assets belonging to the Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Separate Account may drop below the reserves and other liabilities it must maintain. If the Separate Account asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our General Account to the Separate Account. Conversely, if the amount we maintain is too much, we may transfer the excess to our General Account.

    In establishing guaranteed rates for the Fixed Account, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

    Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb),

          Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, although not rated by Moody's or Standard &
          Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.

LEGAL MATTERS
    [To be filed by amendment]

DISTRIBUTOR
    Phoenix Equity Planning Corporation ("PEPCO") is the principal underwriter and national distributor of the contracts pursuant to an underwriting agreement dated November 1, 2000. Its principal business address is One American Row, Hartford, Connecticut 06115. PEPCO is a directly wholly owned subsidiary of Phoenix Investment Partners, Inc. ("PXP"). PXP is an indirectly owned subsidiary of The Phoenix Companies, Inc. PEPCO is an affiliated subsidiary of the Separate Account and PHL Variable.

    Contracts may be purchased from broker-dealers registered under the Securities Exchange Act of 1934 whose representatives are authorized by applicable law to sell contracts under terms of agreements provided by PEPCO. Sales commissions will be paid to registered representatives on purchase payments we receive under these contracts. PHL Variable will pay a maximum total sales commission of 50% of premiums. To the extent that the sales charge under the contracts is less than the sales commissions paid with respect to the policies, we will pay the shortfall from our General Account assets, which will include any profits we may derive under the contracts.

    To the extent permitted by NASD rules, overrides and promotional incentives or payments also may be provided to broker-dealers based on sales volumes, the assumption of wholesaling functions, or other sales-related criteria. Additional payments may be made for other services not directly related to the sale of the contracts, including the recruitment and training of personnel, production of promotional literature and similar services.

ANNUAL REPORTS AND OTHER DOCUMENTS
    [To be filed by amendment]

ANNUAL STATEMENTS
    At least once a year prior to the maturity date, we will send you a statement containing information about your contract value. For more information, please contact your registered representative or call us at 1-800-541-0171.

APPENDIX A -DEDUCTIONS FOR TAXES - QUALIFIED AND NONQUALIFIED ANNUITY CONTRACTS
--------------------------------------------------------------------------------

                                                               UPON              UPON
STATE                                                     PREMIUM PAYMENT    ANNUITIZATION        NONQUALIFIED       QUALIFIED
-----                                                     ---------------    -------------        ------------       ---------
California ..........................................                             X                   2.35%            0.50%

Maine................................................           X                                     2.00*

Nevada...............................................                             X                   3.50

South Dakota.........................................           X                                     1.25**

West Virginia........................................                             X                   1.00             1.00

Wyoming..............................................                             X                   1.00

Commonwealth of Puerto Rico..........................                             X                   1.00             1.00

NOTE: The above tax deduction rates are as of January 1, 2005. No tax deductions are made for states not listed above. However, tax statutes are subject to amendment by legislative act and to judicial and administrative interpretation, which may affect both the above lists of states and the applicable tax rates. Consequently, we reserve the right to deduct tax when necessary to reflect changes in state tax laws or interpretation.

      For a more detailed explanation of the assessment of taxes, see Deductions and Charges--Tax."



-------------------
 * Maine changed its tax laws affecting annuities in 2003 retroactive to January 1, 1999. Under the revised statute, annuity premium payments are taxed upon premium payment for payments received on or after January 1, 1999.

** South Dakota law provides a lower rate of 0.8% that applies to premium payments received in excess of $500,000 in a single calendar year.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            Not applicable.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 33-779 of the Connecticut General Statutes states that: "a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive."

            Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: "Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise."

            Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Not applicable.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       1. Underwriting Agreement - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

       2.   Not applicable.

       3. (i) Articles of Incorporation - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

           (ii) Bylaws of PHL Variable Insurance Company, effective May 16, 2002 is incorporated by reference to Registrants Filing S-1 File No. 333-87218 filed via Edgar on May 1, 2004.

       4.   Annuity contract, filed herewith.

       5.   Opinion regarding legality - Refer to exhibit 23(b).

       6.   Not applicable.

       7.   Not applicable.

       8.   Opinion regarding tax matters - Refer to exhibit 23(b).

       9.   Not applicable.

       10.  Not applicable.

       11.  Not applicable.

       12.  Not applicable.

       13. Annual report to security holders, Form 10-Q and 10-QSB, or quarterly report to security holders, to be filed by amendment.

       14.  Not applicable.

       15.  Not applicable.

       16.  Not applicable.

       17.  Not applicable.

       18.  Not applicable.

       19.  Report furnished to security holders, to be filed by amendment.

       20.  Not applicable.

       21.  Not applicable.

       22.  Not Applicable

       23.  (a) Consent of Accountants to be filed by amendment.

       23. (b) Opinion and Consent of Kathleen A. McGah, Esq., to be filed by amendment.

       24.  Powers of attorney filed herein.

       25.  Not applicable.

       26.  Not applicable.


ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4)  Not applicable.

ITEM 18. FINANCIAL STATEMENTS AND SCHEDULES

         Financial Statements and Schedules conforming to the requirement of Regulation S-X are to be filed by amendment.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 14th day of March, 2006.

                                    PHL VARIABLE INSURANCE COMPANY

                                    By:  _____________________________________

                                         * Philip K. Polkinghorn
                                         President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                         TITLE

                                                         Director, Executive Vice President and Chief
------------------------------------                     Financial Officer
*Michael E. Haylon

                                                         Director and Senior Vice President
------------------------------------
*Mitchell R. Katcher

                                                         Director and President
------------------------------------
*Philip K. Polkinghorn

                                                         Director and Senior Vice President
------------------------------------
*Robert E. Primmer

                                                         Director, Executive Vice President and Chief
------------------------------------                     Investment Officer
*James D. Wehr


By:/s/ Kathleen A. McGah
   ---------------------
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney, filed herein.
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